Exhibit 19.1
3D SYSTEMS CORPORATION
Policy Statement Governing Insider Trading
Purpose
The Board of Directors has adopted this Policy Statement Governing Insider Trading (“Policy”) to provide guidance to anyone who works for 3D Systems Corporation or any of its subsidiaries or affiliates (the “Company”) with respect to trading in the Company’s securities as well as in securities of publicly traded companies with whom we have any business relationship.
This Policy is designed to promote compliance with applicable securities laws by the Company and all of its directors, officers and employees, in order to preserve the Company’s reputation for integrity and ethical conduct and to provide guidelines with respect to transactions in the securities of the Company and the handling of confidential information about the Company and the companies with which the Company does business.
This Policy will be delivered to all directors, officers, employees, and consultants upon its adoption, and to all new directors, officers, employees, and designated outsiders at the start of their employment or other relationships with the Company. Upon first receiving a copy of the Policy or any revised versions, each director, officer, employee, or consultant must sign an acknowledgement that he or she has received a copy and agrees to comply with the Policy’s terms. Directors, officers, employees, and consultants may be required to certify compliance with the Policy on an annual basis.
The Company’s independent directors shall receive a report from the Company’s Law Department regarding its monitoring of this Policy at least once annually.
It is your obligation to understand and comply with this Policy. Should you have any questions regarding this Policy, please contact the Company’s Law Department at (803) 326-3995.
General Rules
No Trading While in Possession of Inside Information
You may not buy, sell or otherwise trade in the securities of the Company, directly or through family members or other persons or entities, at any time you are aware of material non-public information relating to the Company.

Similarly, you may not trade in the securities of any other company, directly or through family members or other persons or entities, at any time you are aware of material non-public information about that company which you obtained in the course of your employment with the Company.
No Tipping
You may not share material non-public information with others or recommend to anyone the purchase or sale of any securities to which this Policy applies when you are aware of such information.
Materiality and Public Availability of Information
Note that inside information has two important elements—materiality and public availability. These are discussed in greater detail below.
Pre-Clearance Procedures
To help prevent inadvertent violations of the insider-trading laws, to avoid the appearance of trading on the basis of inside information and to facilitate the compliance by executive officers and directors with their reporting and other obligations under the Federal securities laws, this Policy requires that, subject to limited exceptions set forth below, personnel in the following categories (each, a “Designated Person”) pre-clear each transaction that they, any member of their immediate family living within their household or any other person or entity associated with them desire to carry out in the Company’s securities (including stock plan transactions, gifts, contributions to a trust or any other transfer):
•Directors and executive officers subject to Section 16 of the Securities Exchange Act of 1934 (“executive officers”);
•any person who has charge of a principal function within the Company, including, for example, sales, marketing, manufacturing, finance, treasury, human resources, investor relations, information technology and research and development;
•any person who has charge of a significant product line or significant business unit of the Company;
•any person who is a member of the Company’s Management Committee;
•any person employed in the Accounting or Finance Department;
•any person employed in the Law Department; and

•certain other employees of and consultants to the Company and its subsidiaries who have access to material non-public information about the Company whom management may designate from time to time.
A request by a Designated Person for pre-clearance must be submitted to the Company’s Chief Legal Officer or Assistant General Counsel (each, a “compliance officer”). A request by a Designated Person for pre-clearance should be submitted at least two business days in advance of the proposed transaction. A compliance officer is under no obligation to approve a trade or other transaction submitted for pre-clearance and may determine not to permit the trade or other transaction. Clearance of a transaction is valid only for 48 hours. Only Designated Persons are subject to this pre-clearance requirement. A request by the Chief Legal Officer for pre-clearance must be submitted to the Chief Executive Officer or Chief Financial Officer.
“Blackout” Periods
The Company’s announcement of its quarterly financial results has the potential to have a material effect on the market for the Company’s securities. Therefore, to avoid even the appearance of trading on the basis of material non-public information, Designated Persons who are subject to the pre-clearance procedure set forth above may not, except as expressly permitted below, carry out any transaction in the Company’s securities during the period beginning on the 14thday prior to the end of each calendar quarter (March 18, June 17, September 17 and December 18) and ending at the close of business on the second full trading day following the release of the Company’s earnings for that quarter. For the purpose of this Policy, a “trading day” is a day on which the New York Stock Exchange conducts trading in securities. Only Designated Persons are subject to the restriction on trading during blackout periods.
“Window” Periods
Subject to obtaining pre-clearance of each transaction, Designated Persons will generally be permitted to trade in the Company’s securities during “window” periods that begin at the close of trading on the second full trading day following the release of the Company’s earnings for that quarter and end when the scheduled quarterly blackout begins on the 14th day prior to end of each calendar quarter (March 18, June 17, September 17 and December 18).
Event-Specific Blackouts
The Company reserves the right to close each “window” period at any time if during such “window” period the Chief Legal Officer determines, in his or her sole discretion, that there may be material non-public information with respect to the Company. If the Company closes a “window,” it will not pre-clear any transaction that is not expressly permitted by this Policy during the period that such window is closed.
The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. Designated Persons should anticipate that trading will be blacked out while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.
From time to time, an event may occur that is material to the Company and is known by only a few directors, executives or other employees. So long as the event remains material and non-public, the persons who are aware of the event, as well as all Designated Persons, may not trade in the Company’s securities.
The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to the pre-clearance requirements set forth above desires to effect a transaction during an event-specific blackout, the compliance officer may refuse to grant permission to carry out the transaction and will have no obligation to disclose to the person the reason for the refusal or the reason for the event-specific “blackout” period. Any person who becomes aware of the existence of an event-specific “blackout” period shall not disclose the existence of the “blackout” to any other person. The failure of a compliance officer to designate a person as being subject to an event-specific “blackout” will not relieve that person of the obligation not to trade while aware of material non-public information.
Hardship Exceptions
A Designated Person subject to a blackout period who has an unexpected and urgent need to sell Company stock in order to generate cash may, in appropriate circumstances, be permitted to sell Company stock during a blackout period. Hardship exceptions may be granted only by a compliance officer and must be requested at least two business days in advance of the proposed trade. A hardship exception may be granted only if a compliance officer concludes that the Company’s unannounced earnings information for the applicable quarter does not constitute material non-public information. Under no circumstances will a hardship exception be granted during an event-specific blackout period.
Even if a “blackout” period is not in effect, at no time may you, whether you are a Designated Person or not, trade in Company securities if you are aware of material non-public information about the Company.

Special Considerations Applicable to Executive Officers and Directors of the Company
Executive officers and Directors of the Company are reminded that:
•they are generally required to report any change in their beneficial ownership of the Company’s securities to the Securities and Exchange Commission within two business days after that change occurs;
•they may not engage in any sale of the Company’s Common Stock within six months before or after they have purchased any Common Stock or other equity security of the Company in the open market (or conversely any open market purchase within six months before or after any sale); and
•they are required to effect any sale of the Company’s Common Stock in accordance with Rule 144 under the Securities Act of 1933.
Executive officers and Directors should consult with the Law Department well in advance of any such event to assure compliance with this Policy and applicable law.
Scope of this Policy
Persons Covered. As an officer, director, employee or consultant of the Company or any of its subsidiaries or affiliates, this Policy applies to you. This Policy applies to the Company’s employees located both inside and outside the United States. The same restrictions that apply to you apply to your family members who reside with you, anyone else who lives in your household and any family members that who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities). You are responsible for making sure that the purchase or sale of any security covered by this Policy by any such person complies with this Policy. This Policy also applies to any entities that you influence or control, including any corporations, partnerships or trusts, and transactions by such entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.
Companies Covered. The prohibition on insider trading in this Policy is not limited to trading in the Company’s securities. It includes trading in the securities of other companies, such as customers or suppliers of the Company and those with which the Company may be negotiating transactions or have an on-going business relationship. Information that is not material to the Company may nevertheless be material to one of those other companies.

Transactions Covered. Trading includes purchases and sales of stock, derivative securities (such as put and call options or swaps related to the Company’s securities) and debentures, warrants, debt securities, preferred stock and other securities that are convertible into or exchangeable for Common Stock. This Policy applies whether or not those purchases or sales are made on the open market or in private transactions. Trading also includes certain transactions under Company plans, as follows:
•Stock Option Exercises. This Policy’s trading restrictions generally do not apply to the exercise of stock options as long as the underlying shares of Common Stock continue to be held following the exercise of the option.
The trading restrictions do apply, however, to any sale of the underlying Common Stock or to a cashless exercise of the option through a broker, as this entails selling all or a portion of the underlying Common Stock.
•Employee Stock Purchase Plan. This Policy’s trading restrictions do not, subject to the qualifications set forth in the next paragraph, apply to purchases of Common Stock in a Company-sponsored employee stock purchase plan resulting from your periodic payroll contributions to that Plan under an election you made at the time of enrollment in such plan. Subject to those qualifications, the Policy also does not apply to purchases of Common Stock resulting from lump sum contributions to such plan; provided that you elected to participate by lump-sum payment at the beginning of the applicable enrollment period.
The trading restrictions do apply to an election to participate in such a plan and to your sales of Common Stock purchased under such plan. Therefore, Designated Persons should enroll in such a plan and change any of their previously made elections under such a plan only after having obtained pre-clearance under this Policy and only during a “window” period.
•Restricted Stock Awards. This Policy’s trading restrictions do not prohibit the acceptance of a restricted stock award or the acceptance of any other grant made under the Company’s equity incentive plans. This Policy does not apply to the vesting of a restricted stock award or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock award. This Policy does apply, however, to any market sale of restricted stock.
•Approved Rule 10b5-1 Plans (“10b5-1 Plans”). A written 10b5-1 Plan can provide greater clarity and certainty for directors and officers to plan and structure transactions in the Company’s securities. Trades by covered persons in the Company’s securities that are executed pursuant to an approved 10b5-1 Plan are not subject to the trading restrictions imposed by this Policy as long as (a) that plan has been established at a time when the person establishing the plan is not aware of material non-public information and (b) once the plan is adopted, the person establishing the plan does not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the timing of trading. The 10b5-1 Plan must either specify (including by formula) the amount, pricing and timing of transactions in advance or delegate discretion on those matters to an independent third party.
The Company requires that all 10b5-1 Plans be approved in advance by the Law Department. 10b5-1 Plan generally may not be adopted during a “blackout” period and may only be adopted at a time when the person adopting the plan is not aware of material non-public information. All 10b5-1 Plans shall have a minimum length of six (6) months. 10b5-1 Plans that provide for the sale or disposition of more than fifty percent (50%) of an insider’s total holdings shall have a minimum of twelve (12) months. The adoption of a 10b5-1 Plan shall be publicly disclosed.
What is Material Information?
Information is considered to be material if either (a) there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security or (b) a reasonable investor would view the disclosure of the information as altering the total mix of publicly available information with respect to the security or the issuer of the security.
Any information that could reasonably be expected to affect the price of the security, whether positively or negatively, is considered material. The determination whether a particular item of information is material is often determined with the benefit of 20-20 hindsight. This makes it extremely important to determine whether that item of information would fall within the foregoing standards before engaging in any trading.
While it is not possible to define all categories of material information, examples of information that are generally considered to be material include:
•Periodic results of operations prior to their release and dissemination to the public;
•Projections of future earnings or losses that have not been publicly disclosed;
•Changes in earnings guidance that have not been publicly disclosed;

•Earnings, prior to disclosure, that are inconsistent with the consensus expectations of the investment community;
•A significant pending or proposed merger, acquisition or tender offer or an acquisition or disposition of significant assets;
•A significant change in management;
•A significant restructuring or reduction in work force;
•Major events regarding the Company’s securities, including the declaration of a stock split, dividend or stock repurchase program, or the offering of additional securities;
•Severe financial liquidity problems or impending bankruptcy;
•Actual or threatened major litigation, governmental actions or investigations, or the resolution of such litigation, actions or investigations;
•New major contracts, orders, suppliers, customers, strategic relationships or sources of financing, or the loss thereof;
•Significant new products or discoveries; and
•Significant changes or developments in products or technologies.
Both positive and negative information can be material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor materiality, and trading should be avoided.
What is Non-Public Information?
Non-public information is information that is not generally known or available to the public. One common misconception is that material information loses its “non-public” status as soon as a press release is issued disclosing the information. In fact, information is considered to be available to the public only when it has been broadly released to the marketplace (such as by a press release or an SEC filing) and the investing public has had time to absorb the information fully. As a general rule, in order to provide adequate time for its dissemination, the Company considers information to be non-public until the end of the second full trading day after it is released to the public. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material non-public information.
No person who is subject to this Policy is authorized to make a disclosure of non-public information for the purpose of enabling that person to trade in the Company’s securities or in the securities of any other company.

Other Prohibited and Limited Transactions
The Company considers it improper and inappropriate for those employed by or associated with the Company to engage in short-term or speculative transactions in the Company’s securities or in other transactions in the Company’s securities that may lead to inadvertent violations of the insider trading laws. Accordingly, your trading in Company securities is subject to the following additional guidance:
•Short Sales. You may not engage in short sales of the Company’s securities (sales of securities that are not then owned), including a “sale against the box” (a sale with delayed delivery).
For executive officers and directors of the Company who are subject to the reporting requirements imposed by Section 16 of the Securities Exchange Act, you are reminded that you are forbidden by law to engage in short sales with respect to the Company’s securities.
•Publicly Traded Options and Other Hedging Transactions. You may not engage in transactions in publicly traded options, such as puts, calls and other derivative securities, or purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s Common Stock.
•Standing and Limit Orders. Standing orders should only be used for a very brief period of time. Standing orders are defined to include any order that is not an order to buy or sell a security at the current market price and include, among others, limit orders, stop-loss orders and orders that are good until cancelled. A standing order placed with a broker to sell or purchase stock at a specified price leaves you with no control over the timing of the transaction and may be executed by the broker when you are aware of material non-public information and thus may cause you to have engaged in unlawful insider trading. Unless standing or limit orders are submitted under Company-approved Rule 10b5-1 Plans, if you determine that you must use a standing or limit order, the order should be limited to short duration and should otherwise comply with the trading restrictions and procedures outlined in this Policy.
Margin Accounts and Pledges. Securities held in a margin account as collateral for a margin loan or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. Because a margin call or foreclosure sale may occur at a time when you are aware of material non-public information or otherwise are not permitted to trade in Company securities, the Company discourages all employees from holding Company securities in a margin account or pledging Company securities as collateral for a loan unless you have the clear financial capability to repay the loan without resort to the pledged securities.
Directors and executive officers may not hold Company securities in a margin account or pledge (or hypothecate) Company securities as collateral for a loan.
Designated Persons (other than directors and executive officers) who wish to pledge Company securities as collateral for a loan must obtain the prior approval of the Law Department to that arrangement. Requests for approval should be submitted to the Law Department at least two weeks prior to the contemplated transaction.
Post-Termination Transactions
This Policy continues to apply to your transactions in Company securities even after you have terminated your employment or other services to the Company or a subsidiary or affiliate.
Accordingly, if you are aware of material non-public information when your employment or service relationship terminates, you may not trade in Company securities until the Company has disseminated that information to the public or that information has otherwise ceased to be material.
Executive officers and directors are reminded that:
•Any sales of the Company’s Common Stock that they make within a period of three months after they cease to be an executive officer or director or other affiliate of the Company must be carried out in compliance with Rule 144; and
•Purchases and sales of the Company’s securities that they carry out within six months after they cease to be an executive officer or director or other affiliate of the Company may be subject to the reporting requirements of Section 16(a) of the Securities Exchange Act and the short-swing trading prohibitions of Section 16(b) of that Act.
For the foregoing reasons, the pre-clearance procedures, the “blackout” period rules and the “window” period rules set forth above apply to executive officers for a period of six months after they cease their affiliation with the Company and to each other person who is subject to the pre-clearance procedures set forth above for a period of three months after they cease their affiliation with the Company.
Potential Penalties for Noncompliance
Company Sanctions. Failure to comply with this Policy is inconsistent with the requirements of the Company’s Code of Conduct and may therefore subject you to Company-imposed disciplinary action, up to and including possible termination of employment without further notice or warning, whether or not your failure to comply with this Policy results in a violation of law. The Company may also seek reimbursement for any fines, fees, or expenses from an individual director, officer or employee incurred by the Company as a result of any noncompliance by that individual director, officer or employee.
Civil and Criminal Penalties. Potential penalties for insider trading violations that have been imposed by law include (1) imprisonment for up to twenty years, (2) criminal fines of up to $5 million, and (3) civil fines of up to three times the profit gained or loss avoided as a result of insider trading.
Unauthorized Disclosure
Maintaining the confidentiality of Company information is essential for competitive, security and other business reasons, as well as to comply with securities laws. You should treat all information you learn about the Company or its business plans in connection with your employment as confidential and proprietary to the Company. Inadvertent disclosure of confidential information or inside information may expose you and the Company to significant risk of investigation and litigation.
The timing and nature of the Company’s disclosure of material information to outsiders is subject to the Company’s discretion and to legal rules, the breach of which could result in substantial liability to you, the Company and its management. Accordingly, it is important that responses to inquiries about the Company by the press, investment analysts or others in the financial community be made on the Company’s behalf only through authorized individuals.
Please consult the Company’s Information Disclosure Policy for more details regarding the Company’s policy on speaking to the media, financial analysts and investors.

Personal Responsibility
You should remember that the ultimate responsibility for adhering to this Policy and avoiding improper trading rests with you. If you violate this Policy, the Company may take disciplinary actions, including those discussed above.
Company Assistance
Your compliance with this Policy is of the utmost importance both for you and for the Company. This Policy is available on the Company’s website. If you have any questions about this Policy or its application to any proposed transaction, you can obtain additional guidance and training from the Company’s Law Department. Do no try to resolve uncertainties on your own, as the rules relating to insider trading are often complex, not always intuitive and carry severe consequences.

Effective Date: Originally adopted as Policy Regarding Trading in Company Stock dated June 11, 2002, superseded by the Insider Trading Policy effective on August 15, 2005, as amended effective January 1, 2015; superseded by the Policy Statement Governing Insider Trading effective on September 16, 2019, as amended May 18, 2020, August 23, 2022 and December 14, 2024.